Exhibit 10.1

*CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED FROM THIS PUBLIC FILING BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

COLLECTIVE BARGAINING AGREEMENT

Between

Perma-Fix Northwest Richland, Inc.

And

United Association of Plumbers & Steamfitters

Local Union 598

Effective October 1, 2025, through October 1, 2030

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Article 1: PARTIES TO THE AGREEMENT

This Collective Bargaining Agreement (Agreement) is entered into this 1st day of October 2025, by and between the United Association of Plumbers and Steamfitters Local Union 598, hereinafter referred to as “Local 598” or “Union” and Perma-Fix Northwest Richland, Inc. (“PFNW”), including its successors or assigns, hereinafter referred to as “Employer” or “PFNW”, as appropriate, who have, through their duly authorized Officers, executed this Agreement. This Agreement shall only be binding on the signatory parties hereto and shall not apply to their parents, affiliates or subsidiaries.

Article 2: PURPOSE OF AGREEMENT

The Employer and Local 598 have a common interest in the safe, efficient and effective treatment, disposal, and cleanup of hazardous waste, generally, and as it may relate to the U.S. DOE Hanford Site, specifically. Additionally, the parties recognize that further development and protection of a skilled, trained and stabilized workforce is imperative to the success of the Employer’s operations, and all parties will benefit from mutual partnership and the ability to adjust any differences by rational common-sense methods. To this end the parties desire to: i.) mutually establish and stabilize wages, hours and working conditions for certain Labor Classifications; and ii) encourage cooperation between the Parties to the end that a satisfactory, continuous and harmonious relationship will exist between the Parties.

Therefore, this Agreement is made, for and in consideration of the promises and the obligations by each party to the other as hereinafter set forth below.

Article 3: SCOPE

The scope of this Agreement shall govern all employees filling the labor classifications recognized by the Employer in the August 15, 2025, Voluntary Recognition Agreement (“Covered Employees”) and set forth in Appendix A of this Agreement at the Employer’s facility located in Richland, Washington. It is understood and agreed that this is a stand-alone Agreement and that by virtue of having become bound to this Agreement, the Employer is not obligated to sign any other local, area or national labor agreements. Hereinafter, Covered Employees may be referred to as “employees” or “Covered Employees”. Additionally, the Employer agrees that all facility capital improvement, remodeling, expansion and construction projects, which may be performed by third-party contractors at the Employer’s facility, shall be performed by members and contractor’s signatory to and operate under the Local 598 Master Labor Management Agreement, unless qualified contractors are not available to perform the project.

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Article 4: RECOGNITION

PFNW recognizes Local 598 as the exclusive collective bargaining representative of the Covered Employees pursuant to Section 9(a) of the National Labor Relations Act. In the event PFNW sells, transfers, or otherwise disposes of its operations, in whole or in substantial part, PFNW shall make every reasonable effort to ensure that the successor entity: (a) recognizes the Union as the exclusive bargaining representative of the employees in the bargaining unit, and (b) assumes and honors this Agreement for its remaining term, unless and until modified through collective bargaining.

Article 5: MANAGEMENT RIGHTS

5.1 CONTROLS AND SUPERVISION: All rights, powers, discretion, authority, and prerogatives to carry out the ordinary and customary functions of management customarily reserved to an employer, whether exercised by PFNW prior to the execution of this Agreement, are reserved to PFNW except as specifically limited by this Agreement. These rights include, but are not limited to, the right to hire, promote, transfer, assign, and retain employees, as well as to determine the methods, means, and personnel required to conduct its operations in a safe and efficient manner. including with respect to health and safety and PFNW’s management rights to address workplace injury incident and Workers’ Compensation case management coordination and supervision. Except as otherwise specifically limited by this Agreement, PFNW shall direct their working forces at their prerogative, including, but not limited to, hiring and deciding on the number of Covered Employees (including lead/foreman positions) required for the conduct of operations, promotion, transfer, lay-off or discharge for just cause. No rules, customs, or practices shall be permitted or observed which limit or restrict production, or limit or restrict the working efforts of Covered Employees. There shall be no limitations placed upon the choice of equipment, materials, tools and other property of PFNW except when considerations for employee safety are concerned.

5.2 EMPLOYMENT AND JOB POSTINGS: The Employer shall select all employees for the Labor Classifications covered by this Agreement. Local 598 shall be primarily responsible for recruiting and referring qualified candidates for employment by the Employer in order to meet the staffing needs covered by this Agreement. The Employer agrees to make its best efforts to periodically update Local 598 on its anticipated medium term hiring needs (e.g., provide a 90-day forecast). When the Employer has employment opportunities for positions covered by this Agreement, Local 598 will be notified in writing and asked to refer qualified applicants within five (5) business days of such notice. Such notice shall stipulate the Labor Classification of candidates required, the applicable qualifications and any special skills required. If the required number of qualified candidates are not referred by Local 598 to Employer within five (5) business days, Employer retains the right to recruit and hire employees directly when, in its judgment, it is necessary to satisfy operational requirements, ensure timely completion of work, or address circumstances where Local 598 is unable to supply an adequate number of qualified candidates. The Employer shall notify the Union of direct hires as soon as practicable. Any disputes regarding the referral or hiring process shall be subject to the grievance and arbitration provisions of this Agreement. Such direct hires shall be subject to the terms and conditions of this Agreement from the date of hire. All Covered Employees hired, whether through Local 598 referral or otherwise, shall be subject to the terms of this Agreement.

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5.3 TERMINATION, DELAY OR SUSPENSION OF OPERATIONS: The Employer, at its sole discretion, may terminate, delay and or suspend any or all portions of its operations at any time. Any resulting layoff of Covered Employees (reduction of force) shall be accomplished in accordance with Section 14.1 of this Agreement. It is understood and agreed that it will not be a violation of this Agreement when the Employer considers it necessary to shut down job activities to avoid the possible loss of human life or property due to any emergency.

5.4 ADDITIONAL MANAGEMENT RIGHTS:

5.4.1	The Employer has the complete authority and right to i.) require all Covered Employees to observe the rules and regulations of the Employer where it is not inconsistent with this Agreement, ii.) require Covered Employees to observe all applicable safety regulations and health and safety requirements prescribed by the Employer and to work safely, and iii.) to maintain a variety of skills within its group of Covered Employees in preparation for work scopes that may arise.

5.4.2	The Employer may assign Covered Employees to perform work at other Employer facilities or on Employer projects when necessary to meet operational needs. Such assignments shall not result in permanent displacement of the employee from their regular position and/or labor classification.

Employees on temporary assignment shall continue to receive their regular pay and accrual of benefits. If the assignment requires travel, the Employer will provide transportation, lodging, and per diem allowances, or reimburse mileage and travel time in accordance with Company policy, client contract requirements and applicable law.

Notice of such assignments shall be provided to the affected employee(s) and the Union as far in advance as practicable. Any disputes regarding temporary assignments shall be subject to the grievance and arbitration provisions of this Agreement.

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Article 6: UNION SECURITY

6.1 MEMBERSHIP REQUIRED: The Employer shall require all Covered Employees to acquire and maintain membership in Local 598 as a condition of Employment on or after the seventh (7th) day following the commencement of their employment or the date of execution of this Agreement, whichever is later.

6.2 MEMBERSHIP DEFINED: Membership in Local 598 for the purpose of this Article shall mean, i.) tendering to Local 598 the initiation fee under nondiscriminatory conditions established by Local 598, ii.) tendering to Local 598 on or before the twentieth (20th) day of each month, the monthly dues established by Local 598, and iii.) tendering to Local 598 on or before the twentieth (20th) day )of each month, the working dues assessment (based on the previous month’s employment) established by Local 598.

6.3 DUES CHECK-OFF: The Employer agrees to check off from total taxable wages earned, the working dues in the amounts set by the Union from the Covered Employees, and remit to the Trust Fund Administrator, as a condition of employment under this Agreement. Additionally, the Employer agrees to remit duly authorized contributions recognized by this Agreement on behalf of the Covered Employee. The Employer’s obligations under this Section is contingent upon receipt of a written authorization from Covered Employees providing for such deductions. Monies due to Local 598 are held in a constructive trust and the provisions of Article 4 shall be applicable to the collection of such funds.

6.4 TERMINATION: The Employer shall terminate any Covered Employee who is not a member of Local 598 as required by this Article within forty eight (48) hours after receiving written notice from Local 598.

6.5 FEES: The Hiring Hall will be operated at the expense of Local 598.

6.6 NON-DISCRIMINATION: Neither the Employer, Local 598, nor any of the parties affiliated membership shall intimidate or coerce Covered Employees. The Employer and Local 598 shall not discriminate against any Covered Employee or applicant for employment because of race, creed, color, sex, age, religion or any other bias prohibited by law.

Article 7: GRIEVANCE PROCEDURE

7.1 ALL DISPUTES COVERED: The grievance procedure shall be used for the purpose of settling all claims or disputes raised by either Party, including, but not limited to, claims or disputes involving the interpretation or application of this Agreement. Any Covered Employee or group of Covered Employees having a grievance will not suffer loss of pay while processing grievances through the following steps. Grievances shall be processed as set forth below.

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7.2 PRE-GRIEVANCE ORAL DISCUSSION: Any Covered Employee or group of Covered Employees having a grievance shall take the matter up with the Local 598 Steward assigned to the Employer’s facility, who shall attempt to adjust the matter consistent with the terms of this Agreement with the aggrieved Covered Employees’ immediate supervisor. The Employer will facilitate a meeting with the Steward and the immediate supervisor within five (5) business days of a request by the Steward. The Employer recognizes that the Grievant may attend the oral discussion if requested by the Steward. The Steward and Grievant(s) in attendance shall be paid for the time spent in such oral discussions at the applicable hourly rate.

7.3 WRITTEN GRIEVANCE: If not settled satisfactorily in the Pre-Grievance Oral Discussion, Local 598 shall reduce the grievance to writing and deliver it to the Employer’s facility general manager (“General Manager”) or his/her assigned delegate within five (5) business days of the date of the Pre- Grievance Oral Discussion. Within ten (10) business days of receipt of the written grievance, the General Manager or assigned delegate must meet with the Steward or any additional representatives of Local 598. The General Manager or assigned delegate must provide a response to the grievance in writing to Local 598 within five (5) business days after such meeting. If the General Manager fails to provide a written response to the grievance in a timely manner, the grievance shall be considered an unsettled grievance and may be elevated to arbitration.

7.4 INVOCATION OF ARBITRATION: Not foregoing the previous steps, any grievance which remains unsettled may be taken to arbitration, by written demand of either party served upon the other party, within sixty (60) business days of service of the written response rendered pursuant to Article 7, Section 7.3.

7.5 SELECTION OF AN ARBITRATOR: The party invoking arbitration shall, within ten (10) business days after doing so, request that the Federal Mediation and Conciliation Service (FMCS) provide a list of seven (7) northwest area arbitrators. Alternatively, the parties may agree on a different arbitrator selection process and obtain a list of arbitrator candidates from any reputable service mutually agreed to. The Employer and Local 598 shall meet (either in person or, at the election of either party, by telephone) within five (5) business days of receipt of the panel to alternatively strike names from the panel until a single arbitrator remains. If either party refuses to participate in the selection process, such party shall forfeit its claim or defense.

7.6 AUTHORITY OF ARBITRATOR: The Arbitrator shall not have the authority to add to, disregard, or modify any of the terms of this Agreement.

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7.7 EXPENSES: Each party shall cover its respective expenses, and the expenses and fee of the arbitrator shall be shared equally by Local 598 and the Employer. The cost of copies of official transcripts of arbitration proceedings shall be at the expense of the requesting party.

7.8 TIME LIMITS: All time limits noted in this Article are exclusive of weekends and recognized Holidays within this Agreement. Time limits may be extended by mutual agreement of both parties.

7.9 NO STRIKE: There shall be no strikes by Local 598 during the term of this Agreement except due to unsafe working conditions or failure to pay wages or trust contributions.

7.10 LOCKOUTS: The Employer agrees not to lock out employees represented by Local 598 on work covered by this Agreement. The term lockout does not include discharge for cause or layoff.

Article 8: PROTECTION OF RIGHTS

8.1 SUBCONTRACTING: The Employers shall not subcontract or otherwise transfer, in whole or in part, any work performed by Covered Employees or work covered by the Local 598 Master Labor Management Agreement to any person, firm, corporation or other business entity unless the entity is party to this collective bargaining agreement or the Local 598 Master Labor Management Agreement.

The above notwithstanding, Employer may, in coordination with Local 598, engage independent contractors, subcontractors, temporary agency personnel and parent company (i.e., Perma-Fix Environmental Services, Inc.) personnel to perform emergency maintenance, specialty maintenance, warranty maintenance of equipment, and cross training of PFNW and Perma-Fix Environmental Services, Inc. employees from other facilities at the PFNW facility. It is understood and agreed that cross-training exercises for Perma-Fix Environmental Services, Inc. employees from other facilities will not be more than twenty-one (21) days in duration and will not involve more than eight (8) employees at any one time.

8.2 UNION ACCESS: Authorized Representatives of Local 598 shall have access to the Employer’s facility and worksites for the purpose of administering this Agreement, provided that such representatives provide reasonable advanced notice of their visit, where practicable, and fully comply with the visitor, safety and security rules established for the facility and worksites. Such Representatives or Steward shall notify the Employer of their arrival for such visits upon arriving upon the facility or worksites.

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8.3 EVASION PROHIBITED: The Employer shall not directly or indirectly perform, undertake, accomplish, any bargaining unit work except in compliance with all terms and provisions of this Agreement. For purposes of this Section 8.3, the term Employer includes any person acting directly or indirectly as an agent for the Employer. The above notwithstanding, it is understood and agreed that Employer management and supervisory personnel may perform work in connection with the provision of training or during an emergency, or in the event Local 598 is unable or failed to provide sufficient, qualified labor pursuant to the terms of this Agreement.

Article 9: BARGAINED AND FRINGE BENEFIT FUNDS

9.1 FUNDS IDENTIFIED: The following Funds and Plans are recognized by this Agreement:

●	International Training Fund/Eastern Washington - Northern Oregon Area Plumbers, Steamfitters and Refrigeration Fitters Apprenticeship Trust (ITF/JATC)
●	598 Political Action Committee (598PAC)

The trust funds and plans are hereinafter referred to as the “Fund” or “Funds”.

9.2 TRUST/TRUSTEES ACCEPTED: Local 598 and the Employer agree to abide by the contribution requirements and conditions of the Trust agreements creating the various Funds and all lawful amendments thereto, and do agree to accept as their representatives, the Local 598 Trustees and the Employer Trustees who constitute the Board of Trustees created by such Trust agreements and their lawful successors. The collection of all contributions, reporting procedures and auditing shall be in accordance with the terms of this Agreement, the terms of the applicable Trust agreements and any related, lawful rules and regulations of the Trustees of such Funds.

9.3 AUDITS: By virtue of the Employment Retirement Income Security Act (ERISA), the right of the Trustees of the Funds and Local 598 to conduct audits of the Employer’s records pertaining to wages, dues check-off and Fund payments is recognized and agreed to by the Employer. If an audit conducted pursuant to the terms of this Agreement reveal the Employer has underpaid wages, dues check-off or Fund contributions in any period audited, the Employer shall be required to pay the entire cost of the audit. It shall be the Employer’s responsibility to obtain appropriate forms for reporting Fund payments.

9.4 PAYMENTS DUE: Employer shall report and remit contributions electronically. All reports and contributions must be received (by the Administrator’s office and the bank, as applicable) no later than the twentieth (20th) day of the month following the month in which the covered hours were worked. The Trustees shall be authorized to initiate collection action in their own name or in the name of the respective Fund against any Employer who is delinquent after the twentieth (20th) day of the month following the month in which the contributions were earned. A Constructive Trust shall exist in favor of the Funds and Local 598 with respect to monies due but not transmitted. Fund payments shall be made on all compensable hours.

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9.5 INTEREST, DAMAGES, FEES AND VENUE: In the event of a law suit regarding a dispute between the parties regarding bargained and fringe benefit funds due, if the Fund and/or Local 598 prevails in the lawsuit, the Fund and/or Local 598 shall be entitled to recover, in addition to the principle sum due (if any), interest at the prime rate plus two percent (2%) on the unpaid amount due from the date it was due until the date it is paid. Such sums are due on and after the date of delinquency. In addition, Local 598 and/or the Fund or the prevailing party shall be entitled to recover reasonable attorney fees and reasonable costs incurred in litigation. Venue for any lawsuit brought by Local 598 and/or Funds to enforce payment of any monies owed by the Employer, to compel the filing of remittance report forms or to compel a payment, may be maintained in a court of competent jurisdiction (Federal or State) in King County, Washington.

Article 10: WAGES AND FRINGE BENEFITS

10.1 WAGE RATES: For work covered by this Agreement, the Employer shall pay the wage rates and fringe benefit contributions for each Covered Employee Labor Classification as outlined in Appendix A of this Agreement. It is understood that the wage rates and fringe benefits contributions provided in Appendix A are minimums required by this Agreement, and nothing herein shall prevent the Employer from offering and paying higher amounts than those specified.

10.2 SUPPLIED AIR PAY: Supplied Air Pay is one dollar ($1.00) above the basic hourly wage rate. Supplied Air Pay shall be in one (1) hour minimum increments. Supplied Air Pay is due when a worker is required to work in an environment requiring the use of Supplied Air.

10.3 JURY PAY: The Employer agrees to reimburse Employees for lost time wages while serving on jury duty, provided the Employee submits proof to the Employer of such lost time. Compensation received for serving on the jury shall be deducted from the sum due to the Employee.

10.4 HOLIDAYS: The following holidays are observed, paid holidays for Covered Employees.

●	NEW YEAR’S DAY

●	MEMORIAL DAY

●	INDEPENDENCE DAY (FOURTH OF JULY)

●	LABOR DAY

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●	THANKSGIVING DAY

●	FRIDAY AFTER THANKSGIVING

●	CHIRSTMAS EVE

●	CHRISTMAS DAY

●	TWO (2) “FLOATING HOLIDAYS”, on any days requested by a Covered Employee and preapproved by their supervisor

These holidays will be observed in accordance with the nationally recognized date. By mutual agreement, the parties shall develop rules of observance of Holidays requiring special consideration. No work shall be performed on Labor Day except to save life or property except when agreed upon by the parties to maintain safe operations.

10.5 SHOW-UP TIME:

10.5.1 If a Covered Employee reports to work as scheduled and, through no fault of their own, is not provided with work, the employee shall be paid for a minimum of four (4) hours at their regular rate.

10.5.2 If work commences but is halted before four (4) hours are completed, the Covered Employee shall be paid for four (4) hours at their regular rate, unless the shutdown is caused by inclement weather. In cases of inclement weather, the Covered Employee shall receive two (2) hours’ pay or be paid for actual hours worked, whichever is greater, at their regular rate provided they report as scheduled.

10.5.3 Employer must notify Covered Employees of weather-related closures or delays at least two (2) hours prior to the scheduled start time using usual and customary communications methods.

Article 11: PAYMENT OF WAGES

11.1 WHEN DUE: Wages shall be due and payable during working hours on the designated payday for a given pay period, a minimum of one (1) hour before the established quitting time. Covered Employees will be paid every two weeks on a Friday. When payday falls on a holiday, wages shall be due and payable on the preceding workday. Paychecks and electronic payments must be negotiable at a local bank without charge to the employee.

11.2 METHOD OF PAYMENT OF WAGES:

11.2.1 Employees shall be paid by electronic deposit (direct deposit) into an account designated by the employee on or before 8:00 AM of the established payday (Friday). Such payment shall be made in accordance with applicable federal and Washington State law governing the payment of wages. In circumstances where electronic deposit is not practicable or where otherwise required by law, Employer shall provide payment by an alternative lawful method consistent with the requirements of Washington State statutes and regulations. Employers shall provide each employee with an itemized statement of earnings, deductions, and net pay for each pay period. Such statements shall be made available electronically in compliance with applicable law.

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11.2.2 On payday, Employer shall provide employees with the opportunity to call their bank to verify payment of wages has been made before their scheduled lunch period.

11.2.3 If the Employer fails to make timely payment of wages by the established payday in accordance with this Agreement, the Employer shall be required to pay the affected employee(s) a penalty of eight (8) hours’ pay at the straight-time hourly rate for each day payment is delayed, in addition to all wages owed. However, de minimis discrepancies shall not trigger enforcement of the penalty requirements and the penalty requirement shall not apply where the delay in payment is the result of circumstances beyond the reasonable control of the Employer, provided that the Employer acts diligently to resolve the delay and promptly issues payment once the condition is remedied.

11.2.4 PAY PERIOD WITHHOLDING: The Employer shall not be permitted to withhold more than one pay period’s worth of pay from an employee for any purpose.

11.3 SICK TIME/PERSONAL TIME/VACATION TIME (SPV):

11.3.1 Sick time and personal time are combined with vacation time and is provided as a paid time off benefit (SPV). SPV may be used for any purpose. An employee shall be allowed to utilize SPV after being employed for one hundred and eighty (180) days. SPV shall begin to accrue immediately on a pay-period basis and is accrued on hours paid.

a)	During an employee’s first full calendar year of employment an employee will accrue eighty (80) hours of SPV which can be used at any time during that year, subject to the requirements of this Section.

b)	During years two (2) through five (5) of continuous employment with the Employer, an employee is entitled to one hundred and twenty (120) hours of SPV annually.

c)	Following an employee’s completion of five (5) or more continuous years of employment with the Employer, an employee shall be entitled to one hundred and sixty (160) hours of SPV annually.

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d)	Upon completion of fifteen (15) years of continuous employment, an Employee shall be entitled to two hundred (200) hours of SPV annually.

e)	In addition to these amounts, an employee may carry over up to two hundred (200) hours of unused SPV into the following year.

f)	All accrued and retained unused SPV must be paid to an employee with their last regularly scheduled paycheck due upon their separation of employment.

11.3.2 SPV IMPLEMENTATION POLICIES: It is understood and agreed that SPV accrual and use shall be subject to terms set forth below.

a)	After one year of employment and accrual of SPV, employees are required to take annual accrued SPV time during the current calendar year.

b)	SPV must be scheduled in advance at a time that is mutually convenient for the Employer and the Covered Employee. The Employer will take all reasonable steps to accommodate SPV scheduling requests and may not unreasonably deny an SPV scheduling request.

c)	Once employees have taken all their accrued SPV, there will be no further SPV pay for any additional time taken. Employees may not “borrow” SPV time.

d)	Employees who are on FMLA, disability leave, worker’s compensation leave, etc. will not continue to accrue SPV time until they return to work.

e)	Each employee may carry a total of forty (40) hours of accrued SPV over into a new calendar year if they have a cumulative balance that is less than 200 hours. Employees with a cumulative balance in excess of 200 hours will lose the SPV accrued for that year, as of December 31 of that year.

f)	Employees are responsible for monitoring and taking their SPV over the course of a year so that they do not lose time accrued when the current calendar year ends.

g)	Employees will not be paid wages in lieu of unused SPV.

11.4 BEREAVEMENT LEAVE: In the event of a death in an employee’s immediate family (parents, spouse, children, siblings, grandparents, or other relatives living in the employee’s household or any such relatives of the employee’s spouse), the employee shall be granted three (3) working days of paid bereavement leave. The Employer may request reasonable proof of the qualifying event and relationship.

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Article 12: OVERTIME AND HOLIDAY PAY

12.1 REGULAR OVERTIME: All time worked in excess of a standard forty (40) hour, seven (7) day pay period shall be compensated at the rate of one and one-half times the straight time hourly wage. All work performed on Employer recognized holidays (except for Floating Holidays) shall be compensated at the rate of two times the straight time hourly wage. All work performed beyond twelve (12) hours in a single workday, Monday through Sunday shall be compensated at the rate of one and a half times the straight time hourly wage.

12.2 UNSCHEDULED OVERTIME: Unscheduled overtime is overtime that is requested by the Employer without providing forty-eight (48) hours notices to the employee. If the Employer does not give forty-eight (48) hours’ notice of their request, the employee shall receive pay at the rate of one and a half times the straight time hourly wage for all unscheduled overtime worked at the direction of the Employer.

12.3 MEALS UNSCHEDULED OVERTIME: When an employee, at the direction of the Employer, works unscheduled overtime, they shall be allowed a paid thirty (30) minute meal period no more than five (5) hours from the start of their unscheduled shift and every four (4) hours thereafter. If the employee receives two (2) hours or less notice of the request to work unscheduled overtime, then, in addition to the above, the employee shall receive an additional thirty (30) minutes pay at the applicable overtime hourly wage for a meal period, as well as an additional thirty (30) minutes pay at the applicable overtime wage in lieu of an actual meal.

Article 13: WORK DEFINED

13.1 HOURS OF WORK:

13.1.1 A work week may be Monday through Friday or Monday through Thursday depending on the schedule set at the discretion of Employer. The work period for an eight (8) hour workday shall be, excluding required meal and break periods, eight (8) consecutive hours a day. The work period for a ten (10) hour workday schedule shall be, excluding required meal and break periods, ten (10) consecutive hours a day.

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13.1.2 In addition, at its discretion, Employer may also maintain a Panama Rotation Schedule, Dupont Rotation Schedule and/or 4-on, 3-off 12-hour Rotation Schedule to provide continuous 24-hour coverage in order to meet production or other continuous operation’s needs of its various departments. Covered Employees assigned to one of these schedules shall work twelve (12) consecutive hours per shift as follows:

Panama Rotation Schedule

The Panama Rotation Schedule consists of a repeating fourteen (14) day cycle of twelve (12) hour shifts.

The standard cycle shall be as follows:

●	Week 1: Two (2) consecutive workdays, followed by two (2) consecutive days off, followed by three (3) consecutive workdays.

●	Week 2: Two (2) consecutive days off, followed by two (2) consecutive workdays, followed by three (3) consecutive days off.

Employees shall rotate between day and night shifts at the conclusion of the final three days off at the end of each calendar month, according to departmental assignment and operational requirements. Any modifications to the Panama Rotation Schedule shall be subject to consultation with Local 598.

Dupont Rotation Schedule

The Dupont Rotation Schedule consists of a repeating four (4) week cycle of twelve (12) hour shifts.

The standard cycle shall be as follows:

●	Week 1: Four (4) consecutive night shifts followed by three (3) consecutive days off.

●	Week 2: Three (3) consecutive day shifts, one (1) day off, followed by three (3) consecutive night shifts.

●	Week 3: Three (3) consecutive days off, followed by four (4) consecutive day shifts.

●	Week 4: Seven (7) consecutive days off.

Covered Employees shall rotate between day and night shifts as noted in the standard cycle. Any modifications to the Dupont Rotation Schedule shall be subject to consultation with Local 598.

4-on, 3-off 12-hour Rotation Schedule

The 4-on, 3-off 12-hour Rotation Schedule consists of a repeating seven (7) day cycle of twelve (12) hours shifts.

The standard cycle shall be as follows:

●	Four (4) consecutive twelve (12) hour shifts (either day or night, as assigned).

●	Three (3) consecutive days off.

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The standard cycle shall be repeated on a continuous weekly basis, and employees may be assigned to either day or night shifts based on operational needs and may rotate as determined by Employer. Any modifications to the 4-on, 3-off 12-hour Rotation Schedule shall be subject to consultation with Local 598.

13.1.3 Employer may assign employees to different Rotation Schedules or day or night shifts after giving employees at least five (5) working days advance notice.

13.1.4 The Employer agrees to make all best efforts to maintain consistency and stability in the shift assignments of employees and endeavor to promote a stable and consistent quality of life in this regard.

13.2 CALL-IN/CALL BACK: Employees who are called into work by the Employer on their scheduled day off or after having left the facility or worksite will receive the equivalent of four (4) hours’ pay, or actual hours worked, at the applicable rate of pay, whichever is greater.

13.3 MEAL PERIODS AND WORK BREAKS: Meal periods may start four (4) hours after the start of a shift but no later than five (5) hours after the start of a shift. Two (2), fifteen (15) minute work breaks shall be provided: one before and one after meal periods. Work breaks will be scheduled as close to the middle of the work periods before and after meal periods as practicable. Employees working a twelve-hour shift shall be allowed an additional meal period and work break.

13.4 SHIFT VARIANCE: Employer may adjust the scheduled shift start times and shift types provided for in this Agreement subject the mutual agreement of Employer and the Local 598 Business Manager.

Article 14: WORKING CONDITIONS

14.1 TERMINATION: No employee shall be terminated or disciplined except for just cause. Failure or refusal to perform work or operate equipment in violation of applicable law or code is not grounds for termination or discipline. An employee terminated for cause shall receive all wages due and owing, pursuant to the normal payroll process. On the date of termination or layoff, the Employer will issue a termination form which will state the reason for termination. and indicate whether the employee is eligible for rehire. Any employee being laid off shall receive all wages earned as of the effective date of the layoff.

14.2 EMPLOYEE EVALUATION AND ASSISTANCE: If the Employer terminates an employee for cause, advises Local 598 that a former employee is ineligible for rehire or determines a candidate for hire as an Employee is unsatisfactory for the work to be performed, the Employer shall advise Local 598 of the reasons therefore in writing. The Employer shall not be liable to any employee or to Local 598, nor shall Local 598 be liable to such employee or to the Employer on account of any action or inaction taken in response to such evaluation.

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14.3 INJURY: Any employee injured on the job to the extent of requiring doctor’s care or hospitalization, shall be paid a full day’s pay not to exceed his regularly scheduled shift for the day of injury. In addition, when an employee returns to work and is required to report to a doctor for periodic care during working hours as a result of the injury, it shall be at no loss of wages to the employee, subject to the applicable requirements and provisions of the Washington State Department of Labor and Industries Workers’ Compensation coverage. In addition, the employee shall make every effort to cooperate with the Employer incident and injury case management team, including but not limited to, arranging related medical appointments to minimize the loss of time. Employer may require a statement from the attending physician documenting that the employee was unable to return to work on the day of the injury and/or the day of subsequent treatments or appointments.

14.4 FACILITY: Adequate shelters for changing clothes, proper sanitary facilities and cold fresh drinking water, including ice when appropriate, will be supplied by the Employer daily. No employee shall be required to eat lunch or change clothing in a tool or material shed. The lunchroom facilities shall be cleaned, heated, cooled, ventilated, lit and shall have tables and benches with adequate dimensions where each employee can be comfortably seated. Proper refrigeration and means of heating food shall be provided by the Employer.

14.5 CLOTHING/PROTECTIVE EQUIPMENT: Protective clothing (including rain gear), gloves or footwear required by weather and working conditions, including requirements, policies and procedures established by the Employer, regulations, laws, permits or licenses, shall be provided by the Employer. Employees shall be held responsible and accountable for all protective clothing and gear furnished by the Employer, provided that adequate storage for safekeeping is furnished by the Employer. When clothing changes during a work shift are required for protective clothing, the Employer shall provide a secure locker for the employees’ personal clothing and belongings.

14.6 TOOLS: All tools, equipment, and vehicles necessary for a job shall be furnished by the Employer. No employee shall be required or permitted to supply, lease, rent or loan any means of conveyance, tools or equipment. The Employer shall maintain all equipment in safe working condition. An employee shall not be required to work with equipment or tools which have not been maintained in a safe working condition.

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14.7 REIMBURSEMENTS:

a)	The Employer shall reimburse each eligible employee for no less than $150.00 each year for the purchase of footwear that meets the Employer’s requirements. Receipts shall be provided to the Employer in order to receive reimbursement.

b)	When employees are required to maintain any license or certification after they have been hired, related training or evaluations shall be scheduled during paid working hours.

c)	The Employer shall reimburse employees for out-of-pocket expenses incurred in relation to DOT or other required physicals provided employee provides a receipt evidencing the payment of such related expenses.

d)	Employees required to obtain or maintain additional driving endorsements or security clearances shall be reimbursed for out-of-pocket expenses incurred provided employee provides a receipt evidencing the payment of such related expenses.

14.8 TESTING: When an employee is required to submit to any processing or testing of any kind (e.g., pre- employment, OSHA medical surveillance, etc.) as a condition of employment, the time required and associated costs shall be at the expense of the Employer.

14.8.1 DRUG TESTING: Local 598 and the Employer agree to negotiate a fair and reasonable workplace drug testing policy and program, in accordance with applicable local, State, and Federal laws.

Article 15: SAFETY

15.1 LAWS: All facility and working conditions and Employer equipment shall comply with applicable laws, regulations and safety standards.

15.2 RADIATION EXPOSURE: It is understood and agreed that the maximum whole-body exposure limits for employees are established by and subject to the Employer Facility’s Radioactive Materials License (RML) terms and conditions established and issued by the Washington State Department of Health. It is also understood and agreed that Employer is obligated to ensure that exposure to radiation will be kept as low as reasonably achievable.

15.3 RADIATION PAY/WORK AREA REASSIGNMENT: An employee who receives radiation exposure above the limits set forth in a RML will continue to be paid regular wages and benefits, and to significantly reduce the potential for additional occupational dose for the remainder of the week, three month period, or annual period, as applicable, will be reassigned to work tasks where additional occupational dose exposure is not likely. Employer reserves its rights under its policies, procedures and this Agreement to take normal disciplinary actions for any work-related issues during any period of work reassignment.

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Article 16: STEWARDS

16.1 APPOINTMENT/DUTIES: The Local 598 Steward shall be a bargaining unit member appointed by the Business Manager of Local 598. Upon appointment, the Steward shall identify himself/herself to the Employer. The Steward will be allowed access to all areas where employees covered by this Agreement are working. The Steward shall be allowed reasonable time away from the work assignments during a workday for the performance of steward duties. Duly appointed stewards shall be paid at their straight-time hourly rate for time spent processing grievances and other related Union business during their regularly scheduled working hours. Stewards are not authorized to threaten, direct, or cause a work stoppage or slowdown. The Steward, or a designated temporary steward, shall be at the Facility whenever overtime is performed, provided he/she is qualified to perform their regularly assigned work during that time. All stewards shall work with the tools.

16.2 TERMINATION: No steward shall be terminated or laid off without reasonable advance notice to Local 598.

Article 17: SUPERVISION

17.1 INTENT: The intent of this Article is to provide for the adequate supervision for all work being performed, to establish an efficient “chain of command” and to promote productivity and safety.

17.2 SELECTION: The selection and number of foremen shall be the responsibility of the Employer. Foreman shall be supervised by the manager designated by the Employer.

Article 18: LEAVE OF ABSENCE - MILITARY AND UNION SERVICE

18.1 LEAVE OF ABSENCE FOR MILITARY SERVICE: Employer shall grant leaves of absence to employees who enter military service, whether for training or active duty, in accordance with the Uniformed Services Employment and Reemployment Rights Act (USERRA) and applicable state law. Such leave shall not constitute a break in service. Employees on military leave shall be entitled to continuation of health insurance benefits as required by USERRA, with the employee responsible for any applicable employee contributions. Upon completion of military service, employees shall have the right to reinstatement to their former position or a position of like status, and pay, consistent with the requirements of USERRA. Any disputes regarding the application of this section shall be subject to the grievance and arbitration provisions of this Agreement.

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18.2 UNION LEAVE OF ABSENCE: Upon request of Local 598 and the written approval of Employer (which shall not be unreasonably withheld), an employee with at least one (1) year of continuous service shall be granted a leave of absence, to serve as an officer, staff member, or representative of Local 598. Such leave shall be for the duration of the employee’s service in such capacity, or for a period mutually agreed upon by the Employer and the Union.

During the period of Local 598 service leave, the employee shall not accrue wages, benefits, or other compensation from Employer. However, the employee shall be entitled to reinstatement to their former position, or to a position of like status, and pay, at the conclusion of the leave, consistent with the terms of this Agreement.

Local 598 shall provide Employer with reasonable advance written notice of the request for such leave, including the expected duration. Any disputes regarding the application of this section shall be subject to the grievance and arbitration provisions of this Agreement. The above notwithstanding, it is understood and agreed that only one employee may be granted such a leave of absence during any rolling twelve (12) month period.

Article 19: TRAINING/MINIMUM QUALIFICATIONS

The following educational offerings will be provided by Local 598 at no additional direct cost to the Employer:

●	24-Hour HAZWOPER

●	OSHA 10-hour Industrial Safety

●	Powered Industrial Vehicle (PIV)

●	Hand and Power Tool Use

●	Basic Radiological Worker (Safety)Training

●	Foreman Leadership Training

PFNW will be responsible for providing and/or paying for the following training/training programs:

●	Radiation Protection

●	PFNW Safety Program Training

●	PFNW Operating Procedures

The Employer retains the right to require additional training specific to its operations, which shall be provided and paid for by the Employer.

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As a condition of employment, all applicants/employees selected for hire shall:

●	Undergo a medical evaluation conducted by the Employer’s designated occupational physician or licensed medical provider to determine whether the applicant is medically qualified to perform the essential duties of the position with or without reasonable accommodation in compliance with the Americans with Disabilities Act and other applicable federal and state laws.

●	Undergo a background check conducted by Employer, which may include verification of identity, employment history, education, professional licenses, and any criminal convictions as permitted by applicable federal and state laws.

●	Undergo a baseline radiation exposure assessment conducted by Employer’s designated occupational health provider or Radiation Safety Officer. The assessment shall establish the applicant’s initial exposure status in compliance with federal and state radiation protection standards. The assessment shall be completed prior to assignment in any radiation-controlled area.

●	Undergo a baseline beryllium sensitization assessment conducted by the Employer’s designated occupational health provider. The assessment shall be completed prior to assignment in any area where beryllium exposure may occur.

Article 20: SAVINGS CLAUSE

If any provision of this Agreement is held to be illegal by any court or governmental agency of competent jurisdiction, such provision shall be inoperative pending negotiations for a replacement provision. Either party shall have the right to reopen the Agreement for such negotiations and in the event no agreement is reached, the dispute shall be referred for binding arbitration as provided in this Agreement.

Article 21: TERM OF AGREEMENT

This Agreement shall be effective from October,1, 2025 through October,1, 2030 and shall renew itself from year to year thereafter unless either party gives written notice at least sixty (60) days prior to October 1, 2030, of the intent to modify or terminate this Agreement. The Employer waives the right, if any exists, to repudiate this Agreement during its term and during the term of any extension, modification, or amendment. The Employer and Local 598 agree to negotiate in good faith with respect to a successor agreement, in the event either give notice to modify or terminate this Agreement.

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Article 22: HEADINGS

The use of heading for Articles and Sections is for ease of indexing. Such headings are not to be used as interpretive aids.

Article 23: CONTRACT ADDENDUMS

Addendums included in this Agreement may be opened annually by mutual agreement of the Local 598 Business Manager and the Employer.

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UNITED ASSOCIATION LOCAL 598

PERMA-FIX NORTHWEST RICHLAND, INC.

COLLECTIVE BARGAINING AGREEMENT

For Perma-Fix Northwest Richland, Inc.	For UA Local Union 598

Mark Duff, President	Nickolas A. Bumpaous, Business Manager

(X)	/s/Mark Duff	(X)	/s/Nickolas A. Bumpaous

Date:	9/25/2025	Date:	9/25/2025

[***]INDICATED CERTAIN INFORAMTION IN THIS DOUCMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CASUE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

APPENDIX A: Labor Classification, Wage Rates and Fringe Benefit Contributions Defined

Process Technician	Hourly Wage Rate*

Entry Level	$[***]

Level 1	$[***]

Level 2	$[***]

Level 3	$[***]

Lead/Foreman	10% above Level 3

Health Physics Technician

Entry Level	$[***]

Level 1	$[***]

Level 2	$[***]

Level 3	$[***]

Lead/Foreman	10% above Level 3

Material Control Transfer Technician

Entry Level	$[***]

Level 1	$[***]

Level 2	$[***]

Level 3	$[***]

Lead/Foreman	10% above Level 3

Maintenance Technician

Entry Level	$[***]

Level 1	$[***]

Level 2	$[***]

Level 3	$[***]

Lead/Foreman	10% above Level 3

*It is understood and agreed that effective on each anniversary date of this Agreement, all Covered Employees’ base hourly wage rates shall be increased by a percentage equal to the annual percentage change in the Consumer Price Index for All Urban Consumers (CPI-U), Western Region average, All Items, as published by the U.S. Bureau of Labor Statistics, for the twelve (12) month period ending in June of the preceding year, plus one percent (1%).

In no event shall the adjustment be less than one percent (1%). If the CPI-U is discontinued or substantially altered, Local 598 and Employer shall meet promptly to negotiate a comparable replacement index.

	Effective 10/1/2026**	Effective 10/1/2027	Effective 10/1/2028	Effective 10/1/2029

Local 598 JATC Employer Contribution	$.[***]/hour worked by each Covered Employee	$.[***]/hour worked by each Covered Employee	$.[***]/hour worked by each Covered Employee	$.[***]/hour worked by each Covered Employee

**It is understood and agreed that effective on each anniversary date of this Agreement, the JATC Employer Contribution shall be increased as listed above.